EXHIBIT 99.3

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

             CRIIMI MAE REPORTS $3.6 MILLION GAAP NET LOSS IN SECOND
                                    QUARTER

                      Recognizes Impairment of $8.9 Million

Rockville, MD, August 13, 2003 - - CRIIMI MAE Inc. (NYSE: CMM) today reported a GAAP net loss of $3.6 million, or $0.24 per diluted share, for the second quarter of 2003 primarily as a result of $8.9 million of impairment charges recognized during the period. This quarter's net loss compares to net income to common shareholders of $2.3 million, or $0.16 per diluted share, for the second quarter of 2002.

                               Q2 2003 HIGHLIGHTS

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- Recognized impairment charges of $8.9 million on certain subordinated CMBS
- Increased net interest margin by $2.4 million over same period last year
- Increased shareholders' equity to $17.20 per diluted share from $16.32 per diluted share at year end 2002
- Paid all previously deferred dividends on Series B, F and G preferred stock
- Reduced Future Interest Rate Exposure through Interest Rate Swaps
- Included in the Russell 2000(R)Index as of July 1, 2003

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Barry Blattman, Chairman, Chief Executive Officer and President stated: "While our subordinated CMBS continue to generate significant cash and we've made positive progress in resolving loans in special servicing, our ongoing loan review process identified a number of continuing challenges related to our CMBS. As a result, we increased our overall loss estimates and recognized impairment charges which negatively impacted our second quarter results. On a positive note, since quarter end, we've achieved a net reduction in special servicing of approximately $72 million. We are increasing our efforts to resolve specially serviced loans expeditiously and strengthen the surveillance of loans underlying our CMBS."

FINANCIAL RESULTS

2nd Quarter Net Loss
Net loss to common shareholders of $3.6 million, or $0.24 per diluted share, for the three months ended June 30, 2003 included $8.9 million of impairment charges on certain subordinated commercial mortgage-backed securities ("CMBS"), and an increase in net interest margin of $2.4 million as compared to the same period last year.

The Company increased the overall expected loss estimate expected to occur over the life of the subordinated CMBS, from $503 million at December 31, 2002 to $559 million at June 30, 2003. This increase in estimated losses reflects a reevaluation of projected losses related to certain loans currently in special servicing as a result of such factors as decreases in estimates of property values and changes in timing of resolutions. The $8.9 million of impairment charges was calculated as the difference between the fair value and amortized cost of the Company's unrated/issuer's equity bonds, the CCC rated bond and the B- rated bond in CRIIMI MAE Commercial Mortgage Trust Series 1998-C1, also known as CBO-2, as of June 30, 2003.

Year to Date Net Income
For the first six months of 2003, net income to common shareholders increased to $682,000, or $0.04 per diluted share, compared to a net loss to common shareholders of $4.5 million, or $0.34 per diluted share, for the same period in 2002. Results for the six months ended June 30, 2003 included $8.9 million of impairment charges related to certain subordinated CMBS as discussed above, and several items related to the January 2003 recapitalization, including $7.3 million of gain on extinguishment of debt, $3.1 million of recapitalization expenses, and $3.1 million of additional interest expense during the 45 day redemption notice period for the Company's Series A and Series B Senior Secured Notes.

Net Interest Margin
CRIIMI MAE's net interest margin increased to $11.0 million for the three months ended June 30, 2003 compared to $8.6 million for the same period last year. Total interest expense decreased by $7.8 million primarily due to a lower average total debt balance during the second quarter of 2003 ($831 million) compared to 2002 ($988 million) and a lower average effective interest rate on the total debt outstanding during the second quarter of 2003 (7.4%) following the Company's January 2003 recapitalization, compared to 2002 (9.4%).

For the six months ended June 30, 2003, CRIIMI MAE's net interest margin was $15.8 million compared to $17.3 million for first six months of 2002. Total interest expense decreased by $9.2 million primarily due to a lower average total debt balance and a lower average effective interest rate on the total debt outstanding during 2003 compared to 2002. During the first half of 2003, CRIIMI MAE incurred $3.1 million of additional interest during the 45 day redemption notice period for its Series A and Series B Senior Secured Notes in addition to interest incurred on the new Bear Stearns and Brascan Real Estate Finance Fund ("BREF") debt during that same period. Also, interest expense was approximately $1.0 million higher during the first 23 days of 2003 under the Company's previous recourse debt as compared to the remainder of the period with respect to the Bear Stearns and BREF debt.

Also contributing to the change in net interest margin was a decrease in interest income of $5.4 million and $10.7 million for the three and six months ended June 30, 2003, respectively, as compared to the same periods in 2002. These decreases were primarily due to the reduction in the weighted average yield-to-maturity on the Company's subordinated CMBS, which resulted from increased loss estimates during 2002. In addition, interest income from insured mortgage securities decreased in 2003 following significant prepayments of the underlying mortgage loans since June 2002.

LIQUIDITY AND SHAREHOLDERS' EQUITY

At the end of the second quarter, CRIIMI MAE had cash of $12.6 million, including $3.7 million of cash held by the Company's servicing subsidiary, CRIIMI MAE Services Limited Partnership ("CRIIMI MAE Services"). In addition, the Company had additional liquidity at June 30, 2003 comprised of $2.5 million in investment grade trading assets.

CRIIMI MAE's subordinated CMBS rated BB+ through unrated and other assets continue to generate significant cash. During the second quarter of 2003, the Company received cash of $14.5 million from its subordinated CMBS rated BB+ through unrated, $398,000 from its investment in the AIM Limited Partnerships, $574,000 from the insured mortgages after related debt service, and $261,000 from its mezzanine loans.

During the second quarter of 2003, the Company made interest and principal payments on its recourse debt of $3.9 million and $1.3 million, respectively. The Company's consolidated statements of income include general and administrative expenses of $2.9 million and the BREF maintenance fee of $424,000 during the second quarter of 2003. The Company paid current and previously deferred dividends to its preferred shareholders of $1.7 million and $5.2 million, respectively, during the second quarter of 2003.

Unlike most other REITs, CRIIMI MAE is presently able to distribute or retain its net cash flows as a result of its net operating loss (NOL) carry forwards. For the six months ended June 30, 2003, the Company had a taxable loss of $44.5 million. As of June 30, 2003, the Company's NOL carry forward and remaining mark-to-market loss aggregated $328.1 million.

The Company may use its net cash flows after debt service for acquisitions, hedging activities, dividends or general working capital purposes.

As of June 30, 2003, shareholders' equity totaled $325.8 million or $17.20 per diluted share compared to $291.7 million or $16.32 per diluted share at December 31, 2002. The increase in shareholders' equity is primarily attributable to an increase in the fair values of the CMBS since December 31, 2002 following the reduction in U.S. Treasury rates as of June 30, 2003, a tightening of credit  spreads on the  investment  grade
CMBS and the issuance of common stock to BREF during the January 2003 recapitalization.

CRIIMI MAE had 15,201,685 and 13,945,068 common shares outstanding as of June 30, 2003 and December 31, 2002, respectively.

OPERATIONS

CRIIMI MAE currently owns a significant portfolio of commercial mortgage-related assets and performs servicing functions on commercial mortgage loans totaling $16.5 billion as of June 30, 2003. The Company is instituting strategies to maximize recoveries on loans in special servicing and enhance the ongoing surveillance of the properties underlying the CMBS.

Special Servicing Update
At the end of the second quarter of 2003, the total outstanding principal balance of loans and real estate owned in special servicing at June 30, 2003 was $1.2 billion, or 7.1% of the aggregate $16.5 billion of mortgage loans underlying the Company's CMBS. During the quarter, mortgage loans totaling $173.7 million were transferred into special servicing and $153.2 million of mortgage loans were transferred out through negotiated workouts, payoffs, sales or other strategies. Hotel property mortgage loans account for $715.4 million, or 61% of the special servicing portfolio.

As of July 31, 2003, specially serviced loans decreased to $1.1 billion, or 6.8% of the total mortgage loans underlying the Company's subordinated CMBS and included the transfer into special servicing of $38.9 million of loans and the transfer out of loans totaling $105.9 million, including the sale of a large hotel loan. This hotel loan with a scheduled unpaid principal balance of $80.7 million as of June 30, 2003, which had transferred into special servicing in January 2003, was sold to a third party in July 2003.

Status of significant specially serviced loans as of June 30, 2003 include:

- Progress towards closing on a comprehensive loan modification on 27 hotel loans with scheduled principal balances totaling $136.2 million that is expected to return the loans to performing status in the near future
- The Company entered into an agreement to reach a consensual resolution for one loan with a scheduled principal balance totaling $128.4 million secured by 93 limited service hotels transferred into special servicing in January 2003 due to unauthorized leasing and unapproved franchise changes by the borrower. Subsequent to June 30, 2003, the borrower filed bankruptcy
- A preliminary agreement for a consensual modification of the loan terms, with progress on a formal modification agreement, on 5 hotel loans with scheduled principal balances totaling $45.3 million that is expected to return the loans to performing status in the first quarter of 2004.

RECENT DEVELOPMENTS AND ACHIEVEMENTS

Jarrell Named President; Blidner and Haut Added to Board
As announced today in a separate news release, Mark Jarrell was named president and COO, effective September 15, 2003. Mr. Jarrell succeeds the current president, Barry Blattman, who will continue to serve as chairman of the board and chief executive officer. Mr. Jarrell, who served on CRIIMI MAE's board since January 2003, resigned his board position effective August 13, 2003. During Mr. Jarrell's extensive corporate and Wall Street experience in the CMBS sector, he has served with The Community Development Trust, Inc., Greenwich Capital Markets, Inc., Daiwa Securities and Merrill Lynch.

At the May 2003 annual meeting, shareholders elected two new directors, Jeffrey N. Blidner and Arthur N. Haut, to CRIIMI MAE's board. Mr. Blidner is a managing partner of Brascan Corporation and Vice Chairman of Brascan Financial Corporation. Mr. Haut, a CPA, is a director with Centerprise Advisors Litigation and Valuation Support Group and teaches financial courses at Yale University. There are currently eight directors, five of whom are independent.

Paid Previously Deferred Preferred Dividends
On June 30, CRIIMI MAE paid dividends previously deferred for the third quarter of 2002 through the first quarter of 2003 and also paid the then current dividend for the second quarter of 2003 on its Series B, F and G Preferred Stock. Holders of record of Series B, F and G Preferred Stock on June 18, 2003 received $2.72 per Series B share, $1.20 per Series F share and $1.50 per Series G share. Based on current estimates of taxable income, it is expected that preferred or common dividends paid in 2004 and thereafter are likely to be taxable to the shareholders. Dividends paid in 2001, 2002, and 2003 were, or are expected to be, considered "return of capital" for tax purposes.

Reduced Future Interest Rate Exposure through Interest Rate Swaps
As previously announced in January 2003, CRIIMI MAE engaged Bear Stearns to assist the Company in structuring a collateralized debt obligation ("CDO"). In anticipation of the transaction, the Company entered into a 10-year interest rate swap agreement with Bear Stearns during the second quarter of 2003. With payment dates beginning in November 2003, the swaps effectively lock-in a base fixed weighted average interest rate of approximately 4.0% on an aggregate notional amount of $75 million. The Company intends to terminate the swaps simultaneously with the issuance of the anticipated CDO.

Included in Russell 2000 (R) Index
CRIIMI MAE was added to the Russell 2000 (R) Index when the broad market index was reconstituted on June 30. The Russell 3000 (R) Index compiled by the Frank Russell Company, one of the leading investment management and advisory firms, measures the performance of the 3,000 largest U.S. stocks. The widely used Russell 2000 (R) Index measures the performance of the 2,000 smallest companies in the Russell 3000 (R) Index. Inclusion in the Russell 2000 typically results in greater visibility and liquidity.

OUTLOOK

"We made significant progress towards the strategic priorities established earlier this year, including bringing the preferred stock dividends current and reducing the Company's future exposure to possible rising interest rates in connection with the anticipated CDO by entering into interest rate swaps. Our goal to earn attractive returns through prudent investments remains a top priority. As we look ahead, we will continue to focus on addressing the challenges related to workouts and dispositions of mortgage loans underlying our existing subordinated CMBS and consider opportunities that arise as a result of our CMBS and our commercial mortgage platform," concluded Barry Blattman.

SECOND QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its second quarter earnings on August 14, 2003 at 11:00 am EST. The conference call access number is (877) 852-7897. A replay of the call will be available through August 21 at (800) 642-1687, conference ID number 2083970.

CRIIMI MAE, a commercial mortgage REIT, holds a significant portfolio of commercial mortgage-related assets and performs mortgage servicing functions for approximately $16.5 billion of commercial mortgage loans. For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at
(202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the net reduction of loan principal balance in special servicing experienced in July 2003 constitutes a trend and whether our efforts to maintain the momentum in this favorable direction will be successful; whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise), minimize the risk associated with its assets (by enhancing surveillance on underlying properties or otherwise), return loans to performing status, establish itself as leader in the commercial mortgage industry, acquire new mortgage-related assets, improve financial performance or enhance shareholder value; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses and impact of the timing and amount of master servicer advances made in connection with CMBS on the Company's cash flows and its need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured and other obligations; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; whether the CDO will close and whether the interest rate swaps will have their intended effect; whether inclusion in the Russell 2000 will result in greater visibility and liquidity for the Company; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

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                                 CRIIMI MAE INC.
                        CONSOLIDATED STATEMENTS OF INCOME
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                                                         For the three months ended June 30,  For the six months ended June 30,
                                                              2003              2002               2003           2002
                                                         --------------    -------------       -------------  --------------
Interest income:
  CMBS                                                   $ 22,113,768      $ 25,600,119         $ 44,185,745   $ 51,136,504
  Insured mortgage securities                               4,275,108         6,143,229            8,927,001     12,638,723
                                                         -------------     -------------        -------------  -------------
  Total interest income                                    26,388,876        31,743,348           53,112,746     63,775,227
                                                         -------------     -------------        -------------  -------------
Interest and related expenses:
  Bear Stearns variable rate secured debt                   3,669,301                 -            6,496,936              -
  BREF senior subordinated secured notes                    1,207,790                 -            2,258,889              -
  Exit variable-rate secured borrowing                              -         3,825,304              859,106      7,696,951
  Series A senior secured notes                                     -         2,928,412            2,130,722      5,892,821
  Series B senior secured notes                                     -         3,444,073            2,697,006      6,809,205
  Fixed-rate collateralized bond obligations-CMBS           6,202,624         6,573,995           12,743,002     12,939,900
  Fixed-rate collateralized mortgage obligations-
    insured securities                                      4,115,623         6,160,178            9,675,763     12,654,718
  Other interest expense                                      234,954           253,400              471,377        497,982
                                                         --------------    -------------        -------------  -------------
 Total interest expense                                    15,430,292        23,185,362           37,332,801     46,491,577
                                                         --------------    -------------        -------------  -------------
Net interest margin                                        10,958,584         8,557,986           15,779,945     17,283,650
                                                         --------------    -------------        -------------  -------------
  General and administrative expenses                      (2,859,711)      (2,679,860)           (5,808,353)    (5,882,474)
  Depreciation and amortization                              (145,534)        (368,564)             (318,824)      (608,540)
  Servicing revenue                                         2,765,026        2,494,037             4,889,587      5,257,573
  Servicing general and administrative expenses            (2,093,154)      (2,134,890)           (4,324,125)    (4,625,984)
  Servicing amortization, depreciation and impairment
    expenses                                                 (554,490)        (402,931)             (887,752)      (910,810)
  Servicing restructuring expenses                           (144,371)        (141,240)             (144,371)      (141,240)
  Servicing gain on sale of servicing rights                        -        4,817,598                     -      4,817,598
  Income tax benefit (expense)                                 13,854         (975,220)              186,230       (908,776)
  Equity in (losses) earnings from investments                 (6,933)         118,438               121,335        232,742
  Other income, net                                           352,483          585,528               695,659      1,430,431
  Net gains (losses) on mortgage security dispositions         38,290         (146,473)              226,500       (256,292)
  Impairment on CMBS                                       (8,947,878)      (5,151,091)           (8,947,878)    (5,151,091)
  Hedging expense                                            (274,166)        (306,569)             (626,488)      (396,327)
  BREF Maintenance fee                                       (424,356)               -              (795,667)             -
  Recapitalization expenses                                  (531,863)        (244,444)           (3,148,841)      (244,444)
  Gain on extinguishment of debt                                    -                -             7,337,424              -
                                                         --------------    -------------        -------------  -------------
                                                          (12,812,803)      (4,535,681)          (11,545,564)    (7,387,634)
                                                         --------------    -------------        -------------  -------------
  Net (loss) income before cumulative effect
    of change in accounting principle                      (1,854,219)       4,022,305             4,234,381      9,896,016

  Cumulative effect of adoption of SFAS 142                         -                -                     -     (9,766,502)
                                                         --------------    -------------        -------------  -------------
  Net (loss) income before dividends accrued
    or paid on preferred shares                            (1,854,219)       4,022,305             4,234,381        129,514
  Dividends accrued or paid on preferred shares            (1,726,560)      (1,726,560)           (3,552,619)    (4,661,750)
                                                         --------------    -------------        -------------  -------------
  Net (loss) income to common shareholders               $ (3,580,779)     $ 2,295,745          $    681,762   $ (4,532,236)
                                                         ==============    =============        =============  =============


                   FINANCIAL STATEMENT INCOME (LOSS) PER SHARE

  Total Basic Income (Loss) per share - before cumulative
    effect of change in accounting principle             $      (0.24)     $      0.16          $       0.05   $       0.39
                                                         ==============    =============        =============  =============
  Total Basic Income (Loss) per share - after cumulative
    effect of change in accounting principle             $      (0.24)     $      0.16          $       0.05   $      (0.34)
                                                         ==============    =============        =============  =============
  Total Diluted Income (Loss) per share - before cumulative
    effect of change in accounting principle             $      (0.24)     $      0.16          $       0.04   $       0.38
                                                         ==============    =============        =============  =============
  Total Diluted Income (Loss) per share - after cumulative
    effect of change in accounting principle             $      (0.24)     $      0.16          $       0.04   $      (0.34)
                                                         ==============    =============        =============  =============

  Shares used in computing basic income (loss) per share   15,176,070       13,915,490            15,068,051     13,487,773
                                                         ==============    =============        =============  =============

                                 CRIIMI MAE INC.

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                                                              As of            As of
Balance Sheet Data                                       June 30, 2003     Dec. 31, 2002
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CMBS and other MBS, at fair value                       $  875,726,071    $  867,228,243

Insured mortgage securities, at fair value                 221,185,172       275,340,234

Restricted and unrestricted cash (including CMSLP cash)     12,640,465        37,212,923

Total assets                                             1,165,763,621     1,241,085,243

Total recourse debt                                        330,016,667       375,952,338

Total non recourse debt (match-funded and other debt)      498,678,495       546,039,226

Shareholders' equity                                       325,827,471       291,661,090
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